Company Contact: Investor Relations 408 248 6000 ext 198 ir@petairways.com

Pet Airways, Inc Announces Third Quarter 2010 Results

-Nine months 2010 Revenue of $873,000 Over 3 Fold Increase over Prior Year
-Over 3,000 pets flown through September 2010

Delray Beach, FL – November 19, 2010 -.  Pet Airways, Inc. (OTC BB: PAWS), the world’s first airline designed specifically for the comfortable, efficient and safe transportation of pets, reported results for its third quarter and nine-months ended September 30, 2010.

Dan Wiesel, Chairman and CEO of Pet Airways, said “Our revenues in the first nine months of 2010 illustrate the growth we are seeing in our business. We have flown over 3,000 pets so far this year and ended the quarter with record bookings.

We believe that our recently initiated public relations campaign, which has resulted in high profile media coverage and other positive exposure, along with our recent launch of a special pet breeders program at the AKC Breeders show, one of the largest breeder shows in the nation, will strengthen our brand awareness. We are also very excited about our new strategic business and marketing alliance with PetMate, the originator of airline approved carriers.  We continue to explore non-traditional ways of increasing our brand awareness, such as our inclusion as the highlighted new company for an educational DVD supplement to a business school textbook by Wiley & Sons.”

Mr. Wiesel concluded, “As we near the completion of the year, we continue to seek new opportunities to increase our brand awareness and strengthen our business.”

Third Quarter Financial Results

Revenue for the third quarter of 2010 was $356,000, compared to $188,000 in the third quarter of 2009. Net loss for the third quarter 2010 was $2,170,746 or $(0.06) per share, compared to net loss of $(685,000), or $(0.03) per diluted share in the third quarter 2009. Net loss for the third quarter 2010 included $885,000 of non cash stock based compensation expense to a non employee.

Nine Months Ended September 30, 2010 Financial Results

For the first nine months of 2010, revenue was $873,000, compared to $247,000 for the first nine months of 2009.  Net loss for the first nine months of 2010 was $(2,637,000) or $(0.08) per diluted share, compared to net loss of $(787,000), or $(0.03) per share in the first nine months of 2009. Net loss for the first nine months of 2010 included $885,000 of non cash stock based compensation expense to a non employee.

Wiesel continued “The additional financing will allow us to invest in the business and execute our plans to expand the PetAirways franchise and further solidify our position as a leader in the market”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts, including, without limitation, statements regarding future financial position, business strategy, budgets, projected sales, projected costs, and management objectives, are forward-looking statements.  Terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof, any variation thereon or similar terminology are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely from the results proposed in such statements.  Important factors that could cause actual results to differ from our expectations include, but are not limited to: the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our business plan; our ability to control costs; our ability to attract and retain customers; transportation demand; general economic conditions; costs of aviation fuel; competitive pricing pressures; governmental regulation; weather conditions; and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption "Risk Factors" in the Form 8-K filed with the Securities and Exchange Commission on August 16, 2010 and other filings with the SEC.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by the foregoing cautionary statements. We assume no duty to update or revise our forward-looking statements based on changes in our expectations or events after the date hereof.

About Pet Airways, Inc.

Pet Airways is the first airline specifically designed for the safe and comfortable transportation of pets. Pet Airways' pawsengers™ travel in the specially equipped main cabin of its planes - where pets are continuously monitored by an In-Flight Pet Attendant and the climate is controlled for maximum pet comfort. With Pet Airways, pet parents can be assured their animals will be treated with tender, loving care throughout the journey.  The airline launched flight operations in 2009 and currently serves coast-to-coast destinations across the United States, including Los Angeles, Phoenix, Denver, Omaha, Chicago, Baltimore, New York, Atlanta and Ft. Lauderdale.

For more information, go to www.petairways

- Tables Follow -

PET AIRWAYS, INC
CONSOLIDATED BALANCE SHEET
($)

	September 30,	December 31,
	2010	2009
	(Unaudited)

Cash	$364,128	$171,256
Certificates of deposit	8.964

Total current assets	373,092	171,256

Property and equipment, net	81.808	57,731
Intangibles, net	11,600	11,600
Other long term assets	31,766	19,600

Total assets	$525,581	$260,187

Accounts payable and accrued expenses	$132,520	$89,175
Other current liabilities	116,309	94,616

Total current liabilities	248,829	183,791

Debenture, net of discount	1,305,481

Total liabilities	1,554,310	183,791

Shareholders’ equity	(1,028,729)	76,396

Total liabilities and shareholders’ equity	$525,581	$260,187

PETAIRWAYS, INC
CONSOLIDATED STATEMENT OF OPERATIONS
($000’s, except share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Revenue	$356	188	$873	$247
Cost of revenue	591	451	1,107	452

Gross profit	(235)	(263)	(235)	(204)

Sales, general and administrative expenses	1,862	422	2,327	575

Income (loss) from operations	(2,097)	(685)	(2,561)	(779)

Interest expense, net and other	(74)		(75)	(8)

Income (loss) before provision of income taxes	(2,171)	(685)	(2,637)	(787)
Provision for income taxes	-	-	-	-

Net Income (loss)	$(2,171)	$(685)	$(2,637)	$(787)

Net Income (loss) per share:
Basic	$(0.06)	$(0.03)	$(0.09)	$(0.03)
Diluted	$(0.06)	$(0.03)	$(0.08)	$(0.03)

Shares used in per share calculations:
Basic	34,244,506	25,308,558	30,843,566	24,129,809
Diluted	37,187,676	25,308,558	31,876,566	24,129,809